As filed with the Securities and Exchange Commission on May 20, 2016

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Charter Communications, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	400 Atlantic Street Stamford, Connecticut 06901	84-1496755
(State or other jurisdiction of incorporation or organization)	(Address including zip code of Principal Executive Offices)	(I.R.S. Employer Identification No.)

Time Warner Cable Inc. 2011 Stock Incentive Plan

Time Warner Cable Inc. 2006 Stock Incentive Plan

TWC Savings Plan

(Full title of the plans)

Richard R. Dykhouse

Executive Vice President, General Counsel and Corporate Secretary

Charter Communications, Inc.

400 Atlantic Street, 10th Floor

Stamford, Connecticut 06901

(203) 905-7801

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Charter Communications, Inc. Class A Common Stock, $0.001 par value per share (4)	5,300,000	$225.40	$1,194,620,000.00	$120,298.23
Charter Communications, Inc. Class A Common Stock, $0.001 par value per share (5)	143,000	$225.40	$32,232,200.00	$3,245.78
Charter Communications, Inc. Class A Common Stock, $0.001 par value per share (6)	4,500,000	$225.40	$1,014,300,000.00	$102,140.01
Total	9,943,000	$225.40	$2,241,152,200.00	$225,684.03

(1)	In addition to the number of shares of Charter Communications, Inc.’s (formerly known as CCH I, LLC) (the “Company”) Class A common stock, par value $0.001 per share (“Common Stock”) stated above, this Registration Statement (the “Registration Statement”) covers an indeterminate number of options and other rights to acquire Common Stock, granted pursuant to the Time Warner Cable Inc. 2011 Stock Incentive Plan (the “2011 Plan”), the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended (the “2006 Plan”) or the TWC Savings Plan (the “Savings Plan”, and together with the 2011 and the 2006 Plan, the “Plans”).
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered such additional shares of the Common Stock that become available under the Plans being registered pursuant to this Registration Statement because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares are converted or exchanged.
(3)	Estimated solely for the purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of the Common Stock as reported on NASDAQ on May 18, 2016.
(4)	Represents estimated maximum amount of shares of Common Stock issuable pursuant to the 2011 Plan.
(5)	Represents estimated maximum amount of shares of Common Stock issuable pursuant to the 2006 Plan.
(6)	Represents estimated maximum amount of shares of Common Stock issuable pursuant to the Savings Plan. Pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate number of plan interests to be offered or sold pursuant to the Savings Plan.

EXPLANATORY NOTE

This Registration is being filed pursuant to the instructions to Form S-8 and the Securities Act of 1933, as amended (the “Securities Act”) by Charter Communications, Inc. (formerly known as CCH I, LLC) (the “Company”), as the successor registrant to Former Charter Communications, Inc. (formerly known as Charter Communications, Inc.) (“Legacy Charter”) in relation to the assumption by the Company of the following plans:

•	Time Warner Cable Inc. 2006 Stock Incentive Plan (the “2006 Plan”);

•	TWC Savings Plan (the “Savings Plan”); and

•	Time Warner Cable Inc. 2011 Stock Incentive Plan (the “2011 Plan” and together with the 2006 Plan and the Savings Plan, the “Plans”).

The Plans were assumed by the Company on May 18, 2016 in connection with the consummation of the transactions contemplated by the Agreement and Plan of Mergers, dated as of May 23, 2015, by and among Time Warner Cable Inc. (“TWC”), Legacy Charter, the Company, Nina Corporation I, Inc., Nina Company II, LLC and Nina Company III, LLC (the “Merger Agreement”).

This Registration Statement is being filed for the purpose of registering up to 9,943,000 shares of Common Stock (1) issuable upon the exercise or settlement of equity awards that were granted according to the Plans and/or (2) that may be purchased and/or issued pursuant to the Savings Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of the Registration Statement is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to holders as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”) by the Company or Legacy Charter, are incorporated by reference in this registration statement:

(a)	Legacy Charter’s Annual Report on Form 10-K for the year ended December 31, 2015;

(b)	Legacy Charter’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

(c)	Legacy Charter’s Current Reports on Form 8-K filed with the Commission on February 12, 2016, February 22, 2016, April 7, 2016, April 27, 2016 and May 2, 2016;

(d)	The Company’s Current Report on Form 8-K filed on May 19, 2016; and

(e)	The description of the Company’s Capital Stock contained in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-205240) as declared effective by the Commission on August 20, 2015, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, the TWC Annual Report on Form 11-K filed with respect to the TWC Savings Plan for the fiscal year ended December 31, 2015 (File No. 1-33335), filed by TWC with the Commission on April 26, 2016, is incorporated herein by reference.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than any portion of such filings that are furnished under applicable Commission rules rather than filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Certain legal matters will be passed upon for the Company by Richard R. Dykhouse, who serves as the Company’s Executive Vice President, General Counsel and Corporate Secretary. Mr. Dykhouse is a salaried employee and earns stock-based compensation on the Common Stock. Pursuant to various stock and employee benefit plans, Mr. Dykhouse is eligible to purchase and receive shares of Common Stock and to receive options to purchase shares of Common Stock.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee of or agent to the Company. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Article SEVENTH of the Company’s amended and restated certificate of incorporation provides that a director of the Company shall not be liable to the registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL.

Article X of the Company’s amended and restated bylaws provides that to the fullest extent authorized by the DGCL, the Company shall indemnify any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the registrant or serves or served at the request of the registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan. Expenses, including attorneys’ fees, incurred by any such person in defending any such action, suit or proceeding shall be paid or reimbursed by the Company in advance of any final disposition; provided that to the extent required by the DGCL, such advancement of expenses will only be made upon delivery to the Company of a commitment from such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company. The amended and restated bylaws do not limit the power of the Company or its board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons as otherwise pursuant to the bylaws.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the DGCL. The Company plans to maintain insurance policies under which its directors and officers are insured, within the limits and subject to the limitations of the policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of the Company.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s organizational documents dealing with indemnification of directors and officers and does not purport to be complete. It is qualified in its entirety by reference to the applicable provisions of the DGCL and of the Company’s amended and restated certificate of incorporation and bylaws.

The Company has assumed Legacy Charter’s indemnification agreements with its directors and certain of its officers. The indemnification agreements shall provide indemnification to the Company’s directors and such officers under certain circumstances for acts or omissions which may not be covered by directors’ and officers’ liability insurance, and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibit Index below is incorporated by reference herein.

The Company hereby undertakes that it will submit or has submitted the Savings Plan and any amendments thereto to the Internal Revenue Service in a timely manner and has made or will make all changes required by the Internal Revenue Service in order to qualify such Savings Plan under Section 401 of the Internal Revenue Code of 1986, as amended.

Item 9.	Undertakings.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfield, State of Connecticut, on May 20, 2016.

Charter Communications, Inc.

By:	/s/ Kevin D. Howard
Name:	Kevin D. Howard
Title:	Senior Vice President – Finance, Controller and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard R. Dykhouse, Christopher L. Winfrey and Kevin D. Howard and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on May 20, 2016.

Signature	Title

/s/ Thomas M. Rutledge	Chairman, President, Chief Executive Officer, Director (Principal Executive Officer)
Thomas M. Rutledge

/s/ Christopher L. Winfrey	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Christopher L. Winfrey

/s/ Kevin D. Howard	Senior Vice President – Finance, Controller and Chief Accounting Officer (Controller/Principal Accounting Officer)
Kevin D. Howard

/s/ Eric L. Zinterhofer	Director
Eric L. Zinterhofer

/s/ W. Lance Conn	Director
W. Lance Conn

/s/ Mauricio Ramos
Mauricio Ramos	Director

/s/ Craig A. Jacobson
Craig A. Jacobson	Director

/s/ Gregory Maffei
Gregory Maffei	Director

/s/ John C. Malone
John C. Malone	Director

/s/ John D. Markley, Jr.
John D. Markley, Jr.	Director

/s/ David C. Merritt
David C. Merritt	Director

/s/ Balan Nair
Balan Nair	Director

/s/ Michael Newhouse
Michael Newhouse	Director

/s/ Steven Miron
Steven Miron	Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the TWC Savings Plan) have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on May 20, 2016.

TWC Savings Plan

By:	/s/ Mark Imhoff
Name:	Mark Imhoff
Title:	Member of the Administrative Committee

EXHIBIT INDEX

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of Charter Communications, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Charter Communications, Inc., filed with the Commission on May 19, 2016).

3.2	Bylaws of Charter Communications, Inc., effective as of May 18, 2016 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of Charter Communications, Inc., filed with the Commission on May 19, 2016).

5.1	Opinion of Richard R. Dykhouse, Esq. with respect to the legality of the shares of common stock being registered hereby.

10.1	Time Warner Cable Inc. 2011 Stock Incentive Plan (incorporated by reference to Annex A of Time Warner Cable Inc.’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 6, 2011, File No. 001-33335).

10.2	Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended (incorporated by reference to Exhibit 10.1 to the Quarterly Report on Form 10-Q of Time Warner Cable Inc., filed with the Commission on April 29, 2009, File No. 001-33335).

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young LLP.

23.3	Consent of Richard R. Dykhouse, Esq. (included in Exhibit 5.1).

24.1	Power of Attorney of certain officers and directors of the Company (set forth on the signature page hereto).